AGREEMENT

THIS AGREEMENT is made and entered into as of the 11th day of October, 1999, by and among Associated Estates Realty Corporation ("AERC") and certain of the former holders (the "MIGRA Stockholders") of the issued and outstanding shares of common stock of MIG Realty Advisors, Inc. ("MIGRA").

WHEREAS, AERC, the MIGRA Stockholders and MIGRA entered into an Agreement and Plan of Merger (the "Merger Agreement," certain capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Merger Agreement); and

WHEREAS, the Second Issuance Date has been extended to October 27, 1999, solely for the purpose of reflecting the collection of the so-called Hollywood Receivable; and

WHEREAS, the calculation of Current Assets and Liabilities contemplated by Section 5.4(a)(i) of the Merger Agreement has been made by AERC and the MIGRA Stockholders as shown in Exhibit "A" ("Schedule 5.4"); and

WHEREAS, the reconciliation contemplated by Section 5.4(a)(ii) of the Merger Agreement has been completed by the parties hereto; and

WHEREAS, the parties hereto desire to memorialize such calculation and reconciliation and to amend certain provisions of the Merger Agreement as a result thereof, in each case as set forth herein;

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. As shown in Schedule 5.4, the actual amount of Current Assets collected by AERC on or before the Second Issuance Date exceeded the actual amount of Liabilities paid by AERC on or before the Second Issuance Date by an amount equal to $1,232,112.39. The MIGRA Stockholders hereby elect to receive such excess in cash rather than in AERC Common Shares and authorize and direct AERC to pay to PRC on their behalf concurrently with the execution of this Agreement the aggregate amount of $1,232,112.39.

2. Each of the MIGRA Stockholders and AERC acknowledge and agree that the MIGRA Stockholders are entitled to $63,745.21 AERC Common Shares on the Second Issuance Date pursuant to Article II of the Merger Agreement (the "Shares").

3. Each of the MIGRA Stockholders hereby authorizes and directs AERC to retain and hold, and hereby pledges to AERC, 30,000 Shares to which such MIGRA Stockholder would otherwise be entitled pursuant to Article II of the Merger Agreement (collectively, the "Pledged Shares") as security for the payment of the MIGRA Stockholders of the outstanding liabilities shown in Schedule 5.4, including, without limitation, those liabilities referred to in Schedule 5.4 that have been transferred to the books and records of PRC, as of the date hereof and the payment for any health insurance claims that may be made by former MIGRA employees (collectively, the "Liabilities"). The MIGRA Stockholders agree to pay or to cause PRC to pay or to secure the release of all of the Liabilities when due. In the event any of the Liabilities are not paid when due by PRC or the MIGRA Stockholders, AERC may cause the same to be paid and, in such event, the MIGRA Stockholders will pay to AERC on demand the amount of such Liabilities paid by AERC, together with interest on such amounts at a fluctuating rate equal to the prime lending rate announced by National City Bank in effect from time to time plus 2% per annum.

4. All dividends payable on the Pledge Shares shall be paid to the MIGRA Stockholders promptly after the receipt of same by AERC, provided that in the event the MIGRA Stockholders are in breach of the preceding sentence, AERC shall be entitled to retain such dividends until the applicable Liabilities have been paid. Each of the MIGRA Stockholders hereby authorizes and directs AERC to set-off and apply any and all of his dividends and his Pledged Shares, in that order, against amounts owing by the MIGRA Stockholders or PRC, provided that his dividends and Pledged Shares, as applicable, are so set-off and applied pro rata, in proportion to the dividends and Pledged Shares of the other MIGRA Stockholders, until his dividends are exhausted and then his Pledged Shares are exhausted. In connection with any such set-off and application, the value of the Pledged Shares shall be (the closing price of AERC Common Shares on the business day immediately preceding the date of such set-off and application). Any of the P)ledged Shares not used to reimburse AERC for the payment of any of the Liabilities plus interest as aforesaid as of the Third Issuance Date shall be delivered by AERC to the MIGRA Stockholders on the Third Issuance Date. The MIGRA Stockholders acknowledge, understand and agree that their liability under this Agreement is (i) not limited to the value of the Pledged Shares; (ii) that they are personally liable for all of the Liabilities and any amount of interest payable hereunder, irrespective of the amount thereof, subject to any limitations in the Merger Agreement other than the Basket; and (iii) all of the Liabilities were in existence at the Effective Time and accordingly, the Basket is not applicable to any of the Liabilities.

5. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.

6. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof. Except as expressly amended by this Agreement, the Merger Agreement shall remain in full force and effect and is hereby expressly ratified and confirmed. Nothing in this Agreement shall be construed to expand the liability of the MIGRA Stockholders, individually or collectively, under the Merger Agreement.

7. This Agreement shall be governed by the laws of the State of Ohio.

8. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, AERC and the MIGRA Stockholders have signed this Agreement as of the date first above written.

ASSOCIATED ESTATES REALTY CORPORATION

By: /s/ Jeffrey I. Friedman

President

MIGRA STOCKHOLDERS

/s/ Larry E. Wright

/s/ Louis E. Vogt

/s/ James A. Cote'

/s/ Greg Golz

/s/ William T. Hughes, Jr.